Exhibit 5.3

March 12, 2024

CoreCivic, Inc.

5501 Virginia Way

Brentwood, Tennessee 37027

Re:	CoreCivic, Inc.

Ladies and Gentlemen:

We have acted as special Maryland counsel to CoreCivic, Inc., a Maryland corporation (the “Company”), CCA South Texas, LLC, a Maryland limited liability company (“CCA South Texas”), and Innovative Government Solutions, LLC, a Maryland limited liability company (“Government Solutions” and together with CCA South Texas, the “Maryland Subsidiary Guarantors”), in connection with the issuance and sale by the Company of $500,000,000 aggregate principal amount of its 8.250% Senior Notes due 2029 (the “Notes”) to be guaranteed on a senior unsecured basis by certain subsidiaries of the Company (including the Maryland Subsidiary Guarantors, the “Guarantors”), pursuant to the prospectus supplement dated March 7, 2024 (the “Prospectus Supplement”), supplementing the prospectus dated March 4, 2024 (together with the Prospectus Supplement, the “Prospectus”) that forms a part of the Company’s registration statement on Form S-3 (Reg. No. 333-277631), the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on March 4, 2024.

The Notes will be issued pursuant to the Indenture, dated as of March 12, 2024 (the “Base Indenture”), between the Company and Equiniti Trust Company, LLC, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of March 12, 2024, (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantors and the Trustee.

In our capacity as special Maryland counsel to the Company and the Maryland Subsidiary Guarantors and for the purposes of the opinions expressed herein, we have reviewed such corporate records, certificates and documents as we considered necessary for the purposes of the opinions expressed herein.

100 Light Street | Baltimore, MD 21202 | 410.727.6464 | milesstockbridge.com

EASTON, MD  •  FREDERICK, MD  •  RICHMOND, VA  •  ROCKVILLE, MD  •  TYSONS CORNER, VA  •  WASHINGTON, D.C.

CoreCivic, Inc. March 12, 2024 Page 2

Based on the foregoing and subject to the assumptions and qualifications herein set forth, it is our opinion that:

1.	The Company is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.	The Company has the corporate power to execute, deliver and perform its obligations under the Indenture and the Notes and to issue the Notes.

3.	The execution and delivery by the Company of the Indenture and the performance of its obligations thereunder, including issuance of the Notes, have been duly authorized by the Company.

4.	Each Maryland Subsidiary Guarantor is validly existing as a limited liability company in good standing under the laws of the State of Maryland.

5.	Each Maryland Subsidiary Guarantor has the limited liability company power to execute, deliver and perform its obligations under the Supplemental Indenture, including its guarantee of the Notes.

6.	The execution and delivery by each Maryland Subsidiary Guarantor of the Supplemental Indenture and the performance of its obligations thereunder, including guaranteeing the Notes in accordance with the provisions of the Indenture, have been duly authorized by the Maryland Subsidiary Guarantors.

In expressing the opinions set forth herein, we have assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as copies or drafts conform with the original and executed versions of those documents, (iii) all signatures on all documents submitted to us for examination are genuine (whether manual, electronic or otherwise) and, to the extent that a signature on a document is manifested by electronic or similar means, such signature has been executed or adopted by a signatory with an intent to authenticate and sign the document, (iv) each natural person executing any such document had legal capacity to do so at the time of such execution, (v) except as expressly set forth in this opinion letter, there has been no oral or written modification of or amendment to any of the documents we have reviewed, and there has been no waiver of any provision of any of the documents, by actions or omission of the parties or otherwise, and (vi) all public records reviewed by us or on our behalf are accurate and complete.

We have relied as to factual matters on information obtained from public officials and officers or representatives of the Company and the Maryland Subsidiary Guarantors. In giving our opinions set forth in numbered opinion paragraphs 1 and 4 above, our opinions are based solely on good standing certificates issued by the State Department of Assessments and Taxation of the State of Maryland on March 1, 2024, with respect to the Company and each of the Maryland Subsidiary Guarantors.

CoreCivic, Inc. March 12, 2024 Page 3

We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than the laws of the State of Maryland, except that we express no opinion with respect to the blue sky or other securities laws or regulations of the State of Maryland. The opinions expressed herein are limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated. Further, we point out that the sole member of Government Solutions is a Tennessee limited liability company and, in expressing our opinion as to the due authorization and execution by Government Solutions of the Indenture and the Notes, we are assuming that the sole member is properly authorized to take and has taken all actions related to such authorization and execution in accordance with its governing documents and applicable law.

We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus and to the filing of this letter as an exhibit to the Company’s Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ J.W. Thompson Webb
Principal